Contact:
Stacey Jurchison
PharmAthene, Inc.
Phone: (410) 269-2610
Stacey.Jurchison@PharmAthene.com

PHARMATHENE APPOINTS BRIAN A. MARKISON
TO THE COMPANY’S BOARD OF DIRECTORS

ANNAPOLIS, MD – September 26, 2011 -- PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today announced the appointment of Brian A. Markison to the Company’s Board of Directors, effective September 22, 2011.

Mr. Markison was recently appointed to the position of President and Chief Executive Officer for Nycomed U.S. which will be spun out from the acquisition of Nycomed A/S by Takeda Pharmaceuticals.   Prior to joining Nycomed, A/S, Mr. Markison served as Chairman, President and Chief Executive Officer of King Pharmaceuticals, where he successfully led the Company through a $3.6 billion acquisition by Pfizer.  Preceding his tenure at King, Mr. Markison held various executive leadership positions at Bristol-Myers Squibb, including, President of Oncology/  Virology and Oncology Therapeutics Network; Senior Vice President, Licensing & External Development and Mergers/Acquisitions; President, Neuroscience / Infectious Disease and Dermatology;  and Vice President, Northeast Sales Primary Care.

“It is with great pleasure that we welcome Brian to PharmAthene’s Board of Directors,” remarked Mitchel Sayare, Ph.D., Chairman of the Board of PharmAthene.  “With more than 30 years of distinguished service in the pharmaceutical industry in a variety of executive leadership roles, Brian’s breadth of industry knowledge and experience will be an invaluable asset to PharmAthene as we chart the next phase of our Company’s evolution towards commercial success.”

“I am delighted to join the Board of PharmAthene, particularly at this transformative time in the company’s history,” commented Mr. Markison.  “With potential revenues beginning as soon as 2012 based upon a 50/50 profit split of worldwide sales of SIGA Technologies’ innovative smallpox antiviral therapy, ST-246, PharmAthene will be among a handful of biotech companies that have made the transition to a commercial stage company. I believe that my background in business development and product acquisitions will be most constructive as we divine opportunities to monetize this opportunity and build increasing value for PharmAthene shareholders.”

Mr. Markison currently serves on the Board of Directors of Immunomedics, Inc. and Rosetta Genomics, Ltd., where he also serves as Chairman of the Board.  In addition, Mr. Markison serves on the Board of Directors for the Komen Foundation for South / Central New Jersey and on the Board of Trustees for the Pennington School. Mr. Markison received a B.S. degree from Iona College in New Rochelle, New York.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:

•	SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
•	Protexia® - a novel bioscavenger for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents

In addition, in an opinion issued September 22, 2011 from the Delaware Court of Chancery, PharmAthene was awarded a 50% interest in the profits over the next 10 years from all sales of ST-246 – a novel smallpox antiviral agent for the treatment of morbidity and mortality associated with exposure to the causative agent of smallpox being developed by SIGA Technologies.

For more information about PharmAthene, please visit www.PharmAthene.com.

Statement on Cautionary Factors
Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; or similar statements are forward-looking statements. PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC").

Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

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